Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

Between
WHITE ELECTRONIC DESIGNS CORPORATION
PANELVIEW, INCORPORATED,
VIA OPTRONICS GMBH
and
VIA OPTRONICS, LLC
Dated as of April 3, 2009

          ASSET PURCHASE AGREEMENT, dated as of April 3, 2009, between WHITE ELECTRONIC DESIGNS CORPORATION, an Indiana corporation (“WEDC”), PANELVIEW, INCORPORATED, an Oregon corporation (the “Seller”), VIA OPTRONICS GMBH, a company organized under the laws of Germany, (the “Parent”) and VIA OPTRONICS, LLC an Oregon limited liability company and wholly owned U.S. subsidiary of Parent (the “Purchaser”).
          WHEREAS, the Seller is engaged in the display systems business located in Hillsboro, Oregon (the “Business”); and
          WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Business, and in connection therewith the Purchaser is willing to assume from the Seller all of the Assumed Liabilities (as defined hereafter), all upon the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Certain Defined Terms. For purposes of this Agreement, terms not otherwise defined in this Agreement shall have the meaning ascribed to them as set forth in Exhibit A hereto.
          SECTION 1.02. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
     (i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
     (ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
     (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
     (iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
     (v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

     (vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
     (vii) references to a Person are also to its successors and permitted assigns; and
     (viii) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.
ARTICLE II
PURCHASE AND SALE
          SECTION 2.01. Purchase and Sale of Assets. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Seller’s right, title and interest in and to the following assets (the “Purchased Assets”):
     (i) the machinery, equipment, computers, tools, tooling, furniture, fixtures and leasehold improvement used exclusively in the operation of the Business set forth in Section 2.01(a)(i) of the Disclosure Schedule;
     (ii) all customer lists, supplier lists, marketing material and source files therefor solely related to the Business;
     (iii) all supplies, consumable materials and other similar assets on hand as of the Closing, wherever located;
     (iv) the Inventories set forth in Section 2.01(a)(iv) of the Disclosure Schedule;
     (v) all prepaid expenses solely related to the Business;
     (vi) all rights and obligations with respect to the Leased Real Property listed on Section 3.06 of the Disclosure Schedule;
     (vii) the books of account, general, financial, tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and any rights thereto owned, solely associated with or solely employed by the Seller in the conduct of the Business;
     (viii) the Receivables arising from sales on or following the Closing Date;
     (ix) the Transferred Intellectual Property, Transferred Software and the Transferred IP Agreements (to the extent transferable);

     (x) the rights of the Seller under the Assigned Contracts, other than Transferred IP Agreements, as set forth in Section 2.01(a)(x) of the Disclosure Schedule; and
     (xi) all municipal, state and federal franchises, permits, licenses, agreements, waivers and authorizations held or used by the Seller solely in connection with the Business, to the extent transferable.
          (b) Notwithstanding anything in Section 2.01(a) to the contrary, the Seller shall not sell, convey, assign, transfer or deliver, nor cause to be sold, conveyed, assigned, transferred or delivered, to the Purchaser, and the Purchaser shall not purchase, and the Purchased Assets shall not include, the Seller’s right, title and interest in or to any assets of the Seller not expressly included in the Purchased Assets (the “Excluded Assets”), including:
     (i) the Purchase Price Bank Account;
     (ii) all cash and cash equivalents, securities, and negotiable instruments of the Seller on hand, in lock boxes, in financial institutions or elsewhere, including all cash residing in any collateral cash account securing any obligation or contingent obligation of the Seller or any Affiliate;
     (iii) any rights to Tax refunds, credits or similar benefits, including short-term prepaid deferred Taxes, attributable to the Purchased Assets or Business and relating to the taxable period ending on or prior to the date of the Closing or portion of the taxable period which ends after the date of the Closing for which Seller paid taxes;
     (iv) the company seal, minute books, charter documents, stock or equity record books and such other books and records as pertain to the organization, existence or capitalization of the Seller, as well as any other records or materials relating to the Seller generally and not involving or related to the Purchased Assets or the operations of the Business;
     (v) all rights of the Seller under this Agreement and the Ancillary Agreements;
     (vi) Tax Returns of the Seller;
     (vii) the Receivables arising prior to the Closing Date and set forth in Section 2.01(b)(vii);
     (viii) all current and prior insurance policies of the Seller and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;
          (x) software associated with the Microsoft Enterprise Agreement or other software on computers of the Business that is not transferrable.

          SECTION 2.02. Assumption and Exclusion of Liabilities. (a) Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser shall, by executing and delivering, at the Closing, the Bill of Sale, assume, and agree to pay, perform and discharge when due, the following Liabilities of the Seller to the extent relating to the Business or the Purchased Assets (the “Assumed Liabilities”):
     (i) all Liabilities arising on or following the Closing under the Assumed Contracts;
     (ii) subject to reimbursement by WEDC pursuant to Section 5.04(e), all Liabilities for product warranty service claims relating to products of the Business sold prior to, on or following the Closing and all Product Liabilities relating to products of the Business sold on or following the Closing;
     (iii) all Liabilities in respect of any and all accounts payables accruing on or following the Closing and such accrued vacation, sick leave, workers’ compensation claims and insurance claims of the employees of the Business as listed in Exhibit D, accruing on or following the Closing;
     (iv) all Environmental Liabilities solely to the extent arising from or relating to products sold and business conducted by Purchaser on or following the Closing;
     (v) all Liabilities set forth in Section 2.02(a)(v) of the Disclosure Schedule.
          (b) Excluded Liabilities. The Seller shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for, any Liabilities not expressly set forth in Section 2.02 (a) above (the “Excluded Liabilities”).
          SECTION 2.03. Purchase Price; Allocation of Purchase Price The purchase price for the Purchased Assets shall be Two Million Three Hundred and Five Thousand Dollars ($2,305,000) (the “Purchase Price”).
          (b) The sum of the Purchase Price and the Liabilities required for Tax purposes shall be allocated among the Purchased Assets as reasonably proposed by WEDC directly following the Closing (the “Allocation”). Any subsequent adjustments to the sum of the Purchase Price and the Liabilities required for Tax purposes shall be reflected in the Allocation in a manner consistent with Section 1060 of the Code and the Regulations thereunder. For all Tax purposes, the Purchaser and the Seller agree that the transactions contemplated by this Agreement shall be reported in a manner consistent with the terms of this Agreement, including the Allocation, and that neither of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise. Each of the Seller and the Purchaser agrees to cooperate with the other in preparing IRS Form 8594, and to furnish the other with a copy of such form prepared in draft form within a reasonable period before its filing due date.
          SECTION 2.04. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Snell & Wilmer LLP, One Arizona Center, Phoenix, AZ 85004 at 10:00 a.m. Arizona time on the date hereof or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing.
          SECTION 2.05. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:
     (a) executed counterparts of each of the Agreement, the Bill of Sale, each Assignment of Lease, the Assignment of Transferred Intellectual Property and such other instruments, in form and substance satisfactory to the Purchaser, as may be reasonably requested by the Purchaser to effect the transfer of the Purchased Assets to the Purchaser or evidence such transfer on the public records, in each case duly executed by the Seller;
     (b) a receipt for the Purchase Price;
     (c) a true and complete copy, certified by the Secretary (or other authorized officer) of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby; and
     (d) a certificate of the Secretary (or other authorized officer) of the Seller certifying the name(s) and signature(s) of the officer(s) of the Seller authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder; provided that this certificate may be delivered as part of the certificate required under Section 2.05(c) hereof.
          SECTION 2.06. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller:
     (a) the Purchase Price by wire transfer in immediately available funds to the Purchase Price Bank Account;
     (b) executed counterparts of each of the Agreement, the Bill of Sale, Assignment of Lease , the Assignment of Transferred Intellectual Property and such other instruments, in form and substance satisfactory to the Seller, as may be requested by the Seller to effect the assumption by the Purchaser of the Assumed Liabilities and to evidence such assumption in the public records;
     (c) a true and complete copy, certified by the Secretary (or other authorized officer) of Parent and the Purchaser, of the resolutions duly and validly adopted by the Board of Directors (or other duly authorized body) of Parent and the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby; and
     (d) a certificate of the Secretary (or other authorized officer) of Parent and the Purchaser certifying the names and signatures of the officers of Parent and the Purchaser authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
          WEDC and the Seller hereby each represents and warrants to the Purchaser, as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date, as follows:
          SECTION 3.01. Organization, Authority and Qualification of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not (a) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements, or (b) otherwise have a Material Adverse Effect. The execution and delivery of this Agreement and the Ancillary Agreements by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller and its stockholder. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.
          SECTION 3.02. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.02 have been obtained, all filings and notifications listed in Section 3.02 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or by laws (or similar organizational documents) of the Seller, (b) conflict with or violate any Law or Governmental Order applicable to the Seller, or (c) except as set forth in Section 3.02(c) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller is a party, except, in the case of clauses (b) and (c), as would not (i) materially and adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (ii) otherwise have a Material Adverse Effect.
          SECTION 3.03. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Section 3.03 of the Disclosure Schedule, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Seller or the transactions contemplated by this Agreement and the Ancillary Agreements and would not have a Material Adverse Effect, or (c) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.
          SECTION 3.04. Compliance with Laws. Except as set forth in Section 3.04 of the Disclosure Schedule and as would not (a) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (b) otherwise have a Material Adverse Effect, the Seller has conducted and continues to conduct the Business in accordance with all Laws and Governmental Orders applicable to the Business and the Seller and the Seller is not in violation of any such Law or Governmental Order.
          SECTION 3.05. Intellectual Property. Section 3.05 of the Disclosure Schedule sets forth a true and complete list of all patents and patent applications, registered trademarks and trademark applications, and registered copyrights and copyright applications included in the Transferred Intellectual Property. To the knowledge of the Seller and WEDC, (a) no person is engaging in any activity that infringes any Transferred Intellectual Property, and (b) no claim has been asserted to the Seller and/or WEDC that the use of any Transferred Intellectual Property infringes the patents, trademarks, or copyrights of any third party. Except as would not have a Material Adverse Effect, with respect to each item of Transferred Intellectual Property, the Seller is the owner of the entire right, title and interest in and to such Transferred Intellectual Property.
          SECTION 3.06. Real Property. Section 3.06 of the Disclosure Schedule lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. Except as would not have a Material Adverse Effect or except as described in Section 3.07 of the Disclosure Schedule, (i) the Seller has delivered to the Purchaser, true and complete copies of the leases in effect at the date hereof relating to the Leased Real Property and (ii) there has not been any sublease or assignment entered into by the Seller in respect of the leases relating to the Leased Real Property.
          SECTION 3.07. Purchased Assets. As of the Closing, the Seller owns, leases or has the legal right to use all the Purchased Assets free and clear of all Encumbrances, except as set forth in the Disclosure Schedule.

          SECTION 3.08. Taxes. Except as set forth in Section 3.08 of the Disclosure Schedule, and except for matters that would not have a Material Adverse Effect, to the Seller’s knowledge, (a) all Tax Returns required to have been filed by or with respect to the Purchased Assets and the Business have been timely filed (taking into account any extension of time to file granted or obtained); (b) all Taxes shown to be payable on such Tax Returns have been paid or will be timely paid; (c) no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Seller that has not been satisfied by payment, settled or withdrawn.
          SECTION 3.09. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Seller.
          SECTION 3.10. Environmental Claims. To the knowledge of the Seller and WEDC, there are no claims or proceedings pending or threatened in writing that would give rise to any Environmental Liability.
          SECTION 3.11. Information Provided. All information and documents provided to the Purchaser, the Parent, and/or the Purchaser’s and/or Parent’s counsel in response to the Parent’s counsel’s due diligence request and otherwise is, to the best of the Seller’s and WEDC’s knowledge, accurate.
          SECTION 3.12. Disclaimer of the Seller. (A) THE BUSINESS, INCLUDING THE PURCHASED ASSETS, IS BEING SOLD ON AN “AS IS”, “WHERE IS” BASIS AS OF THE CLOSING AND IN ITS CONDITION AS OF CLOSING WITH “ALL FAULTS” AND, EXCEPT AS SET FORTH IN THIS ARTICLE III, NONE OF THE SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR ANY OF THE PURCHASED ASSETS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE BUSINESS BY THE PURCHASER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED BY THE SELLER, OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING AND (B) EXCEPT AS IT MAY APPLY TO SELLER AND WEDC EXPLICITLY AND DIRECTLY DUE TO BREACHES OF REPRESENTATIONS THEY HAVE MADE IN THIS ARTICLE III, NONE OF THE SELLER, WEDC OR THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY INFORMATION RELATING TO THE BUSINESS, AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE

AVAILABLE TO THE PURCHASER, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER
Parent and the Purchaser hereby each represents and warrants to the Seller as follows:
          SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Oregon and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.
          SECTION 4.02. No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by laws (or similar organizational documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its respective assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.
          SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements.
          SECTION 4.04. Financing. The Purchaser has sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to consummate all the transactions contemplated hereby and thereby.
          SECTION 4.05. Brokers         . No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or Ancillary Agreements based upon arrangements made by or on behalf of Parent or the Purchaser.
          SECTION 4.06. Independent Investigation; Seller’s Representations. Parent and the Purchaser have each conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was done by Parent, the Purchaser and its Affiliates and representatives. Parent and Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Business for such purpose. In entering into this Agreement, Parent and the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller or its representatives (except the specific representations and warranties of the Seller set forth in Article III and the schedules thereto). Parent and the Purchaser hereby acknowledges and agrees that (a) other than the representations and warranties made in Article III, none of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Purchased Assets or the Business, including any representations or warranties as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business by the Purchaser after the Closing in any manner other than as used and operated by the Seller, or (iii) the probable success or profitability of the Business after the Closing and (b) except as it may apply to Parent and Purchaser explicitly and directly due to breaches of representatives set forth in this Article IV, none of Parent, Purchaser or their Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to Parent or the Purchaser or to any other Person resulting from the distribution to Parent or the Purchaser or their Affiliates or representatives of, or Parent’s or the Purchaser’s use of, any information relating to the Business, including any information, documents or material made available to Parent or the Purchaser, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent or the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.
ARTICLE V
ADDITIONAL AGREEMENTS
          SECTION 5.01. Access to Information. (a) From the date hereof until the Closing, upon reasonable notice, the Seller shall (i) afford the Purchaser and its authorized representatives reasonable access to the offices, properties and books and records of the Seller (to the extent relating solely to the Business) and (ii) furnish to the officers, employees, and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the Business (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not to interfere with the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information to the Purchaser if such disclosure would, in the Seller’s sole discretion, (i) cause significant competitive harm to the Business if the transactions contemplated hereby are not consummated, (ii) jeopardize any attorney-client or other legal privilege or (iii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof, including, but not limited to restrictions placed on WEDC and the Seller pursuant to ITAR compliance requirements.
          (b) In order to facilitate the resolution of any claims made against or incurred by the Seller relating to the Business, for a period of seven years after the Closing, the Purchaser shall (i) retain the books and records relating to the Business relating to periods prior to the Closing, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Purchaser shall notify Seller at least twenty (20) Business Days in advance of destroying any such books and records prior to the seventh anniversary of the Closing in order to provide the Seller the opportunity to access such books and records in accordance with this Section 5.01(b).
          (c) In order to facilitate the resolution of any claims made against or incurred by the Purchaser relating to the Business, for a period of seven years after the Closing or, if shorter, the applicable period specified in the Seller’s document retention policy, the Seller shall (i) retain the books and records relating to the Business relating to periods prior to the Closing which shall not otherwise have been delivered to the Purchaser, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Purchaser reasonable access (including the right to make, at the Purchaser’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Seller shall notify the Purchaser at least twenty (20) Business Days in advance of destroying any such books and records in order to provide the Purchaser the opportunity to access such books and records in accordance with this Section 5.01(c).
          SECTION 5.02. [INTENTIONALLY LEFT BLANK].

          SECTION 5.03. Post-Closing Software, Telecommunications and Website Support. (a) Following the Closing, WEDC and the Seller shall provide to the Business, or cause to be provided, three (3) months of continued JD Edwards Accounting/Manufacturing software access and support. The Purchaser shall be solely responsible for all costs of telecommunications during such support period and the Purchaser agrees to transition off of voice and data services no later than the expiration of such three (3) month period. Upon the earlier of (i) the conclusion of such three (3) month period or (ii) the Purchaser’s determination it no longer requires the use of the JD Edwards Accounting/Manufacturing software access and support, the Purchaser shall provide WEDC reasonable access to its premise, facility, computers and other equipment to facilitate the immediate shutdown and removal of the telecommunications equipment associated with the software access and support associated with this Section 5.03.
          (b) The Seller and WEDC shall include on its website a reference to the sale of the Business to the Purchaser and a link to the Purchaser’s website for a period of six (6) months. The Seller and WEDC shall use commercially reasonable efforts to forward any requests related to the Business received through WEDC’s website to the Purchaser.
          (c) The Purchaser agrees that for consideration provided by the Seller in concert with entering into this Agreement to assist the Purchaser in acquiring replacement software, the Purchaser hereby covenants and agrees to remove any software provided to Seller or WEDC under that certain Microsoft Enterprise Agreement from computers acquired under this Agreement and Purchaser further covenants and agrees that it will provide Purchaser specific access to such computers within six (6) months of Closing to ensure compliance with this provision.
          (d) Additional terms and conditions related to this post-closing IT support is attached hereto at Exhibit E.
          SECTION 5.04. Post-Closing Export Infrastructure Support.
          (a) For a period of not more than three (3) months from the date of Closing, WEDC and the Seller agree to operate as an export broker for the Purchaser, at no cost to the Purchaser except as provided for in subparts (d)(i), (d)(ii), and (d)(iii) of this Section 5.04, whereby WEDC and the Seller will export Defense Articles and Technical Data subject to the ITAR to customers of the Business under WEDC’s exporter/manufacturer registration with the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”) and, where applicable, under export license or other export authorizations issued by DDTC to WEDC and the Seller related to the Business.
          (b) WEDC and the Seller will act as an export broker for the Purchaser for the export of Defense Articles and Technical Data pertaining to the Business until the earlier of three (3) months from the date of Closing or the date on which the Purchaser has become registered as a manufacturer/exporter with DDTC AND has obtained export licenses and other export authorizations from DDTC to replace the existing licenses and export authorizations possessed by WEDC and the Seller for the benefit of the Business. In the event that the Purchaser, despite all due efforts of the Purchaser, has not obtained within three (3) months sufficient licensing to obviate the need for WEDC to act as an export broker on its behalf pursuant to this Section 5.04, WEDC may, in its reasonable discretion, extend the period by which it will act as an export broker, with VIA bearing all costs associated therewith.
          (c) In order for the Purchaser to use the export brokering service offered by WEDC and the Seller to the Purchaser and contemplated herein, the Purchaser shall notify both officers constituting the Interim Office of the President of WEDC, Roger A. Derse or Dan V. Tarantine, in writing each time the Purchaser desires to use WEDC’s and the Seller’s export brokering service, providing sufficient detail for WEDC and the Seller to determine if the proposed export transactions are covered by existing export authorizations from DDTC. Each transaction in which WEDC and the Seller will act as an export broker for the Purchaser needs to be approved in writing by either Mr. Derse or Mr. Tarantine, which approval shall not be unreasonably withheld, prior to any exports being made under WEDC’s and the Seller’s DDTC registration export on behalf of the Purchaser.
          (d) It is expressly understood and accepted by the Purchaser that:
     (i) the Purchaser will pay all costs associated with the shipment and insurance coverage on the conveyance of all Defense Articles and Technical Data exported by WEDC and the Seller on behalf of the Purchaser pursuant to this Section 5.04;
     (ii) the Purchaser shall indemnify WEDC and the Seller and hold WEDC and the Seller harmless for all liability incurred by the Seller related to this Section 5.04, including but not limited to the unauthorized export, alleged or actual, of Defense Articles or Technical Data by WEDC and the Seller on behalf of the Purchaser, unless WEDC and the Seller should have reasonably known that the given export was not authorized by DDTC;
     (iii) WEDC and the Seller are not obligated after the date of Closing to prepare or file any new license applications or other requests for export authorization for the benefit of the Business; however, WEDC and the Seller shall make commercially reasonable efforts to provide assistance reasonably requested by Purchaser for license applications. WEDC and the Seller may, at their discretion, file new license applications or other requests for export authorization with DDTC for the benefit of the Purchaser after the date of Closing; however, the Purchaser understands and accepts that it will be responsible for all costs (including outside advisors) of WEDC and the Seller associated with the preparation, filing, tracking, and review of any new license applications or other requests for export authorization after Closing, as well as the costs associated with the review of DDTC-issued licenses or other export authorizations by WEDC and the Seller;
     (iv) the Purchaser will apply for registration as a manufacturer/exporter under the ITAR with DDTC within five (5) business days of the date of Closing and will provide WEDC with either a copy of the registration documents filed with DDTC or another document certifying the aforementioned filing as soon after the filing with DDTC as is practicable.

     (v) As soon as practicable after DDTC approves the registration of the Purchaser as an manufacturer/exporter under the ITAR, the Purchaser will apply for and obtain licenses and other export authorizations to replace the licenses and other export authorizations from DDTC then held by WEDC and the Seller for the benefit of the Business. The Purchaser will use best efforts to timely obtain all export authorizations from DDTC necessary to release WEDC and the Seller of the obligation contained herein to provide an export brokering service for the Business.
     (vi) The Purchaser will provide written monthly updates to WEDC, within the first five (5) business day of each calendar month, regarding the status of the Purchaser’s efforts to obtain registration as a manufacturer/exporter under the ITAR and licenses and other export authorizations to replace the licenses and other export authorizations from DDTC held by WEDC and the Seller for the benefit of the Business. The amount of detail required in these monthly updates are fact and circumstances specific, and the Purchaser agrees to provide updates that contain all the material facts which are required to present WEDC and the Seller with an accurate understanding of where things stand.
          (e) Warranty Claim Processing. The Seller is responsible for costs associated with warranty claims pertaining to Business products shipped prior to Closing (“Pre-Closing Warranty Claims”). The Purchaser will process all such returns exclusively under the terms of conditions of sale existing at the time of sale under WEDC’s warranty, which limits responsibility to repair or replacement only; provided, however, if the customer disputes which warranty applies, the Purchaser shall notify WEDC and the Purchaser and WEDC shall use good faith efforts to resolve this dispute and determine which warranty applies. Should any Pre-Closing Warranty Claims be received in excess of $10,000 (cost or replacement value of parts shipped) or 50 parts, the Purchaser will notify and involve WEDC in the discussion and/or settlement of each such potential claim and in the event that the Purchaser fails to comply with this requirement, the Purchaser shall be solely responsible for the payment of such Warranty Claims that WEDC reasonably determines is in excess of the proper amount to be paid. The Purchaser will submit to WEDC, on a monthly basis, costs incurred related to Pre-Closing Warranty Claims for reimbursement or payment. Subsequent to Closing, but prior to the submission for reimbursement or payment by WEDC of any Pre-Closing Warranty Claims, WEDC and the Purchaser shall meet in good faith to finalize procedures and parameters to be used for Pre-Closing Warranty Claims and the reimbursement or payment thereof, including the handling of such Warranty Claims.
          (f) Accounts Payable. WEDC and the Purchaser shall use commercially reasonable efforts to ensure that on the receipt of any billing for goods and service incorrectly directed to it will; (a) immediately advise the vendor that such billing was made to the incorrect party and (b) send the billing as soon as reasonably practicable to the other party as appropriate and notify them in writing of the error.
          (g) Accounts Receivable Cash Collection Processing. It is understood between the parties that the Purchaser may receive payments on behalf of WEDC or the Seller related to Receivables outstanding as of Closing. The Purchaser will use commercially reasonable efforts to ensure that, on the 1st and 15th of each month, any funds incorrectly directed to the Purchaser as payment of Receivables outstanding as of Closing will be wired to WEDC using the same wiring instructions used for the Purchase Price unless otherwise instructed in writing by WEDC. To the extent WEDC receives payments for Business products sold after Closing, WEDC will use commercially reasonable efforts to ensure that, on the 1st and 15th of each month, any funds incorrectly directed to it will be wired to the Purchaser. WEDC also continues to have the right to contact the customers of the Business for which a remaining Receivable balance is owed to WEDC.
          (h) Graymor Lease. The parties hereto agree that any and all obligations related to the Leased Real Property following the Closing, including rental payments, are solely the Purchaser’s obligations. The parties also agree the Purchase Price was reduced to reflect the remaining rental payments owned under the lease for the property located at 3302 NW 211th Terrace, Hillsboro, Oregon, Washington County with New Tower Trust Company as lessor (the “Graymor Lease”). Notwithstanding the foregoing, in order to facilitate a timely Closing and to secure the lessor’s consent to assignment of the Graymor Lease, at Closing WEDC shall wire the remaining Rent (as defined in the Graymor Lease) due to lessor, which amount is $38,764.25, to such lessor. Following the Closing, the Purchaser covenants and agrees to make the remaining rental payments to WEDC consistent with the Rent schedule under the Graymor Lease until WEDC has been fully reimbursed for the payment made pursuant to this provision at Closing.
          SECTION 5.05. Further Action. The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.
          SECTION 5.06. Refunds or rebates of Taxes. (a) Upon the request of WEDC or the Seller, or its successor and provided, that WEDC and Seller provide all support reasonably requested by the Purchaser, the Purchaser shall promptly file for any claims of refund or rebates for any Taxes paid with respect to the Purchased Assets or the Business with respect to the tax period (or portion thereof) ending on or before the Closing or any taxable period that includes the day before the Closing and ends after the date of the Closing. Subject to Section 5.06(b), any refunds or rebates of Taxes received by the Purchaser for Taxes paid with respect to such tax periods shall be promptly paid to the Seller or its successor.
          (b) Refunds or rebates relating to Taxes with respect to a taxable period that includes the day before the Closing and ends after the date of the Closing shall be prorated in accordance with a method mutually agreed between the Seller/WEDC and the Purchaser.
ARTICLE VI
EMPLOYEE MATTERS
          SECTION 6.01. Offer of Employment. As of the Closing, the Purchaser shall offer employment to each of the then-current employees of the Seller listed on Exhibit D. It is understood that for purposes of compliance with all applicable laws, including but not limited to the Worker Adjustment and Retraining Notification Act, and its representations and warranties herein regarding the same, the Seller and WEDC are relying on the Purchaser’s obligations in this Section 6.01.

ARTICLE VII
TAX MATTERS
          SECTION 7.01. Resale Certificates. The Purchaser is properly licensed for transaction privilege tax purposes with an office at the location of the Business and the Purchaser represents that it is purchasing the Inventories for resale in the ordinary course of its business. On or before Closing, the Purchaser shall provide to WEDC and the Seller a properly completed resale certificate covering the Inventories.
          SECTION 7.02. Revenue Procedure 2004-53
          The Purchaser and the Seller agree to utilize, or cause their respective Affiliates to utilize, the alternate procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.
          SECTION 7.03. Conveyance Taxes. Notwithstanding any other provision in this Agreement, the Purchaser shall be liable for, shall hold WEDC and the Seller and their Affiliates harmless against, and agrees to pay any and all Conveyance Taxes that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby. For clarification purposes, this provision does not refer to federal income taxes imposed upon the Seller (or WEDC) as a result of the sale of the Purchased Assets. The Purchaser and the Seller agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the Purchaser to comply with any pre-Closing filing requirements.
ARTICLE VIII
CONDITIONS TO CLOSING
          SECTION 8.01. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
     (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” shall be true and correct as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects;
     (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions; and
     (c) Third Party Consents. The Purchaser and the Seller shall have received the third party consents and estoppel certificates set forth in Section 8.01(c) of the Disclosure Schedule.
          SECTION 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
     (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Seller contained in this Agreement (A) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing, other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller at or before the Closing shall have been complied with in all material respects;
     (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions; and
     (c) Third Party Consents. The Purchaser and the Seller shall have received the third party consents and estoppel certificates set forth in Section 8.02(c) of the Disclosure Schedule.
ARTICLE IX
TERMINATION
          SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by either the Seller or the Purchaser if the Closing shall not have occurred by April 17, 2009; provided, however, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
     (b) by either the Purchaser or the Seller in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;

     (c) by the Seller if the Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VIII, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Seller to the Purchaser specifying such breach;
     (d) by the Purchaser if the Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VIII, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Purchaser to the Seller specifying such breach; or
     (e) by the mutual written consent of the Seller and the Purchaser.
          SECTION 9.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except for such obligations which expressly survive this Agreement pursuant to the express terms hereof. Nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination. Notwithstanding the foregoing, in the event of termination by the Purchaser or Parent pursuant to (a), (b) or (c) of Section 9.01 above, the Purchaser shall pay to Seller a break-up fee in an amount equal to one hundred thousand dollars ($100,000).
ARTICLE X
GENERAL PROVISIONS
          SECTION 10.01. Non-Survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the Closing or upon the termination of this Agreement pursuant to Section 9.01.
          SECTION 10.02. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
          SECTION 10.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

(a)	if to WEDC and/or the Seller (unless other provided by Section 5.05):

White Electronic Designs Corporation
3601 East University Drive
Phoenix, Arizona 85034
Attention: Roger A. Derse

with a copy to:

Snell & Wilmer LLP
One Arizona Center
Phoenix, Arizona 85004
Facsimile: (602)-382-6070
Attention: Franc Del Fosse
(b)	if to the Purchaser:

Via Optronics, LLC
21333 NW Jacobson Road
Hillsboro, OR 97124

with a copy to:

VIA optronics GmbH
Lettenfeldstr. 15
90592 Schwarzenbruck, Germany
Attention: Juergen Eichner

with a copy to:

WEITNAUER
Ohmstr. 22

80802 Munich
Facsimile: 0049/89/383995-99
Attention: Dr. Tobias Kraetzschmar
          SECTION 10.04. Public Announcements. Neither party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.
          SECTION 10.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
          SECTION 10.06. Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.
          SECTION 10.07. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser), as the case may be.
          SECTION 10.08. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 11.08.
          SECTION 10.09. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
          SECTION 10.10. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
          SECTION 10.11. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

          SECTION 10.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona without giving effect to any choice of law or conflict of law provision or rule that would result in the application of the laws of any jurisdiction other than Arizona. Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including, without limitation, any dispute regarding its validity or termination, or the performance or breach hereof, shall be submitted for final resolution by arbitration administered by the American Arbitration Association (“AAA”) under applicable AAA rules in effect at the time of the arbitration, except as they may be modified herein or by agreement of the parties. The place of arbitration shall be a forum in Maricopa County, Arizona unless otherwise agreed by the parties, and the proceedings shall be conducted in the English language. The arbitration shall be conducted by three arbitrators, selected consistent with applicable AAA rules.
          SECTION 10.13. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.
          SECTION 10.14. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WHITE ELECTRONIC DESIGNS CORPORATION, an Indiana corporation
By:	/s/ Roger A. Derse
	Name:	Roger A. Derse
	Title:	VP/CFO

PANELVIEW, INCORPORATED, an Oregon corporation
By:	/s/ Roger A. Derse
	Name:	Roger A. Derse
	Title:	VP/CFO

VIA OPTRONICS, LLC, an Oregon limited liability company
By:	/s/ Juergen Eichner
	Name:	Juergen Eichner
Title:

VIA OPTRONICS GMBH, a company organized under the laws of Germany
By:	/s/ Juergen Eichner
	Name:	Juergen Eichner
	Title:	Managing Director

EXHIBIT A
DEFINITIONS
For purposes of this Agreement:
          “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.
          “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
          “Agreement” means this Asset Purchase Agreement between the parties hereto (including the Exhibits and Schedules hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 10.08.
          “Ancillary Agreements” means the Bill of Sale, Assignment and Assumption Agreement, the Assignments of Lease, and the Assignment of Transferred Intellectual Property.
          “Assigned Contracts” means those contracts to be acquired by the Purchaser as a result of this Agreement and as set forth in Section 2.01(a)(x) of the Disclosure Schedule.
          “Assignment of Lease” means the Assignment of Lease to be executed by the Seller at the Closing with respect to each parcel of Leased Real Property listed on Section 2.02(a)(iv) of the Disclosure Schedule.
          “Assignment of Transferred Intellectual Property” means the Assignment of Transferred Intellectual Property to be executed by the Seller at the Closing, substantially in the form of Exhibit B.
          “Bill of Sale” means the Bill of Sale, Assignment and Assumption Agreement to be executed by the Seller at the Closing, substantially in the form of Exhibit C.
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of Phoenix, Arizona.
          “Code” means the Internal Revenue Code of 1986, as amended through the date hereof.
          “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
          “Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes.

          “Defense Article” has the meaning provided at Section 120.6 of the International Traffic in Arms Regulations, 22 C.F.R. Parts 120 – 130.
          “Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof and as amended or supplemented by Seller pursuant to the terms hereof, delivered by the Seller to the Purchaser in connection with this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.
          “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, other than any licenses of Intellectual Property.
          “Environmental Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, consent decree or judgment, in each case in effect as of the date hereof, relating to pollution or protection of the environment.
          “Environmental Liability” means any claim, demand, order, suit, obligation, liability, cost (including the cost of any investigation, testing, compliance or remedial action), consequential damages, loss or expense (including reasonable and incurred attorney’s and consultant’s fees and expenses) arising out of, relating to or resulting from any Environmental Law or environmental, health or safety matter or condition, including natural resources, and related in any way to the Assets or to this Agreement or its subject matter, in each case whether arising or incurred before, at or after the Closing.
          “Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
          “Hazardous Material” means (a) any petroleum, petroleum products, by- products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any Environmental Law.
          “Intellectual Property” means (a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress and domain names, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software, (d) confidential and proprietary information, including trade secrets and know-how, and (e) registrations and applications for registration of the foregoing.
          “Inventories” means all inventory, merchandise, finished goods, work in progress and raw materials solely related to the Business and maintained, held or stored by or for the Seller, as of the Closing, and any prepaid deposits for any of the same.

          “IRS” means the Internal Revenue Service of the United States.
          “ITAR” means the International Traffic in Arms Regulations, which is codified in Parts 120 through 130 of Chapter 22 of the Code of Federal Regulations.
          “Law” means any federal, national, supranational, state, provincial local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).
          “Leased Real Property” means the real property leased by the Seller, as tenant, solely related to the Business, together with, to the extent leased by the Seller solely in connection with the Business, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Seller (to the extent used solely in the Business), attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
          “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.
          “Material Adverse Effect” means any circumstance, change in or effect on the Business that is materially adverse to the results of operations or the financial condition of the Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries in which the Business operates (including legal and regulatory changes), (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, (c) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, including (i) any actions of competitors, (ii) any actions taken by or losses of employees or (iii) any delays or cancellations of orders for products or services, (d) any reduction in the price of services or products offered by the Business in response to the reduction in price of comparable services or products offered by a competitor, (e) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at the request of the Purchaser and (f) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof.
          “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
          “Product Liabilities” means, with respect to any products designed, manufactured, tested, marketed, distributed or sold by the Seller relating solely to the Business, all Liabilities resulting from actual or alleged harm, injury, damage or death to persons, property or business, irrespective of the legal theory asserted.
          “Property Taxes” means real and personal ad valorem property Taxes and any other Taxes imposed on a periodic basis and measured by the level of any item.
          “Purchase Price Bank Account” means a bank account in the United States to be designated by the Seller in a written notice to the Purchaser at least five Business Days before the Closing.
          “Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers, arising solely from the conduct of the Business, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.
          “Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.
          “Tax” or “Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.
          “Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.
          “Technical Data” has the meaning provided at Section 120.10 of the International Traffic in Arms Regulations, 22 C.F.R. Parts 120 – 130.
          “Transferred Intellectual Property” means (a) the registered (and applied for) Intellectual Property owned by the Seller set forth in Section 3.05 of the Disclosure Schedule, and (b) unregistered Intellectual Property owned by the Seller used solely in the Business.
          “Transferred IP Agreements” means all (i) licenses of Intellectual Property to the Seller, and (ii) licenses of Intellectual Property by the Seller to third parties, in each case, solely related to the Business and set forth on Section 3.05 of the Disclosure Schedule.
          “Transferred Software” means all software used exclusively on computers of the Business included in the Purchased Assets as set forth in Section 3.05 of the Disclosure Schedule and to the extent transferrable.

EXHIBIT B
FORM OF ASSIGNMENT OF TRANSFERRED INTELLECTUAL PROPERTY

EXHIBIT C
FORM OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT D
TRANSFERRED EMPLOYEES
[SEE ATTACHED]

EXHIBIT E
INFORMATION TECHNOLOGY SERVICES
Telecommunications
o	Seller will maintain existing voice service for a transition period of up to 30 days commencing 4/2/09.

o	Buyer will re-provision local and long distance services before the end of this period.

o	Seller will invoice Buyer for actual charges incurred.
Active Directory Domain
o	The Seller’s AD domain will be removed from the Hillsboro site on 4/1/09.

o	Buyer is responsible for migrating AD users, groups, machines, permissions, etc. to a new domain.
LAN/WAN
o	Internet access via Phoenix will not be available after 4/1/09.

o	Buyer is responsible for provisioning Internet access for email & browsing after 4/1/09.

o	Buyer is responsible for provisioning any other required wide area networking services

o	VPN access via Phoenix will not be available after 4/1/09.

o	Buyer is responsible for providing any required VPN services after 4/1/09.

o	Buyer is responsible for re-provisioning local networking services including DHCP, WINS, TACACS/RADIUS, Certificate Authorities, etc.

o	Local networking equipment (switches, wireless access points) at the Hillsboro facility will transfer to Buyer.

o	Two Seller-owned Cisco 2600 routers will remain on the premises to allow Buyer to access JD Edwards for the 90-day transition period. Buyer will return these routers to Seller at the end of the transition period.
Email
o	Email access to the Seller’s domain will be terminated on 4/1/09.

o	Buyer is responsible for provisioning email services after 4/1/09.

o	Upon request and receipt of a list of forwarding addresses, Seller will forward email addressed to Hillsboro recipients for a maximum period of 90 days commencing 4/1/09.

o	Upon request and receipt of a list of recipients, buyer will export mailbox content to pst files and send to Buyer.

CRM
o	Seller will export DSD-specific data (accounts, contacts, opportunities, quotes, etc.) to SQL Server or Access format. Seller will export DSD-specific entity and report customizations in standard XML format. Seller will forward export files to Buyer.

o	Buyer is responsible for importing data and retrofitting DSD-specific customizations to their Microsoft CRM environment.
JD Edwards EnterpriseOne ERP (JDE)
o	Access to Seller’s JD Edwards ERP system will be made available for a period of up to 90 days from close date.

o	Seller will invoice Buyer for $710 monthly fee for existing Sprint MPLS circuit — Hillsboro-to-Phoenix
Desktop Hardware
o	Desktop hardware/notebooks deployed at the Hillsboro site will transfer to the Buyer.
Server Hardware
o	The Seller’s transitory AD server will be removed from the premises the week of 4/1/09.

o	All other servers deployed at the Hillsboro site will transfer to the Buyer.